Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended March 31, 2015

HIGHLIGHTS

•	60-month backlog of $4.1 billion, up $30 million from last quarter (adjusting for FX)

•	Non-GAAP revenue of $233 million, up 5% from Q1 last year

•	Adjusted EBITDA of $37 million, up 16% from Q1 last year

•	OFCF of $39 million, up 159% from Q1 last year

•	Reiterating 2015 guidance (adjusting for FX)

NAPLES, FLA — April 30, 2015 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of electronic payment and banking solutions, today announced financial results for the period ended March 31, 2015. Management will host a conference call at 8:30 am ET to discuss these results. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117. Please provide your name, the conference name ACI Worldwide, Inc. and conference code 28922722. There will be a replay available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537- 3406 for international participants.

“The year is off to a strong start with quarterly revenue at the high end of expectations, despite significant foreign currency headwinds. Further, continued cost discipline helped ACI generate adjusted EBITDA growth of 16% and particularly strong cash flow,” commented Phil Heasley, President and CEO, ACI Worldwide. “We continue to see broad interest in our Universal Payments offering and are happy to announce the signing of a large new customer in the transportation industry. Overall, ACI remains well positioned for growth in 2015 and we have never been more optimistic regarding our long-term strategy.”

FINANCIAL SUMMARY

Financial Results for Q1

Overall sales bookings, including term extensions, increased 23% compared to the prior year quarter. New sales bookings, net of term extensions (SNET), decreased 9% compared to the prior year quarter.

We ended Q1 with a 12-month backlog of $889 million and a 60-month backlog of $4.1 billion. After adjusting for foreign currency fluctuations, our 12-month backlog remained essentially flat and our 60-month backlog increased $30 million from Q4 2014.

Non-GAAP revenue in Q1 was $233 million, an increase of $11 million, or 5%, above the prior year quarter.

Non-GAAP operating income was $10 million for the quarter, up 45% from last year’s $7 million. Adjusted EBITDA of $37 million was up 16% from last year’s $32 million. Net EBITDA margin in Q1 2015 was 18% versus 16% margin last year, after adjusting for $31 million and $28 million of pass through interchange fees in Q1 2015 and Q1 2014, respectively.

Q1 non-GAAP net income was $2 million, or $0.02 per diluted share, versus a non-GAAP net loss of $2 million, or ($0.01) per diluted share in Q1 2014.

ACI ended the first quarter with $68 million in cash on hand. Following $42 million in net debt payments during Q1, ACI ended the quarter with a debt balance of $850 million. Operating free cash flow (OFCF) for the quarter was $39 million, up 159% from last year’s $15 million.

Reiterating Guidance (Adjusted for FX)

While our underlying guidance has not changed, we are updating our revenue range slightly to account for an incremental $10 million in foreign exchange headwinds. We now expect to generate non-GAAP revenue in a range of $1.04 to $1.07 billion for the full year, down from a range of $1.05 to $1.08 billion. This range continues to represent 3-6% organic growth after adjusting for foreign currency fluctuations. We continue to expect adjusted EBITDA to be in a range of $280 to $290 million. We expect to generate between $240 and $250 million in non-GAAP revenue in the second quarter. Lastly, we expect full year 2015 net new sales bookings to increase in the upper single digit range.

About ACI Worldwide

ACI Worldwide, the Universal Payments company, powers electronic payments and banking for more than 5,600 financial institutions, retailers, billers and processors around the world. ACI software processes $13 trillion each day in payments and securities transactions for more than 300 of the leading global retailers, and 18 of the top 20 banks worldwide. Through our comprehensive suite of software products and hosted services, we deliver a broad range of solutions for payment processing; card and merchant management; online banking; mobile, branch and voice banking; fraud detection; trade finance; and electronic bill presentment and payment. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2015.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude certain business combination accounting entries related to the acquisition of Online Resources Corporation and significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and share-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•	Non-GAAP revenue: revenue plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements. Non-GAAP revenue should be considered in addition to, rather than as a substitute for, revenue.

•	Non-GAAP operating income: operating income plus deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Non-GAAP operating income should be considered in addition to, rather than as a substitute for, operating income.

•	Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and non-cash compensation, as well as deferred revenue that would have been recognized in the normal course of business by Online Resources if not for GAAP purchase accounting requirements and significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, operating income.

ACI is also presenting operating free cash flow, which is defined as net cash provided by operating activities, plus payments associated with acquired opening balance sheet liabilities, net after-tax payments associated with employee-related actions and facility closures, net after-tax payments associated with significant transaction-related expenses, and less capital expenditures. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI also includes backlog estimates, which include all software license fees, maintenance fees and service fees specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	License, facilities management, and software hosting arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) broad interest in our Universal Payments offering; (ii) expectations that ACI remains well positioned for growth; (iii) optimism regarding our long-term strategy; (iv) expectations regarding non-GAAP revenue, adjusted EBITDA, and sales, net of term extensions in 2015; and (v) expectations regarding Q2 2015 non-GAAP revenue.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the performance of our strategic product, UP BASE24-eps, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, risks related to the expected benefits to be achieved in the transaction with Retail Decisions, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, and volatility in our stock price. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands, except share and per share amounts)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$68,459	$77,301
Receivables, net of allowances of $4,878 and $4,806, respectively	176,001	227,106
Deferred income taxes, net	52,859	44,349
Recoverable income taxes	5,017	4,781
Prepaid expenses	27,341	24,314
Other current assets	26,369	40,417

Total current assets	356,046	418,268

Property and equipment, net	57,492	60,360
Software, net	206,757	209,507
Goodwill	773,416	781,163
Intangible assets, net	252,021	261,436
Deferred income taxes, net	51,674	50,187
Other noncurrent assets, including $37.3 million and $33.8 million, respectively, for assets at fair value	74,088	69,779

TOTAL ASSETS	$1,771,494	$1,850,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,360	$50,351
Employee compensation	31,766	35,299
Current portion of long-term debt	91,323	87,352
Deferred revenue	131,008	131,808
Income taxes payable	8,383	6,276
Deferred income taxes, net	494	225
Other current liabilities	50,312	67,505

Total current liabilities	351,646	378,816

Noncurrent liabilities
Deferred revenue	47,152	49,224
Long-term debt	758,760	804,583
Deferred income taxes, net	11,891	13,217
Other noncurrent liabilities	24,829	23,455

Total liabilities	1,194,278	1,269,295

Commitments and contingencies

Stockholders’ equity
Preferred stock; $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at March 31, 2015 and December 31, 2014	—	—
Common stock; $0.005 par value; 280,000,000 shares authorized; 139,820,388 shares issued at March 31, 2015 and December 31, 2014	698	698
Additional paid-in capital	551,813	551,713
Retained earnings	331,253	331,415
Treasury stock, at cost, 23,108,333 and 24,182,584 shares at March 31, 2015 and December 31, 2014, respectively	(271,676)	(282,538)
Accumulated other comprehensive loss	(34,872)	(19,883)

Total stockholders’ equity	577,216	581,405

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,771,494	$1,850,700

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2015	2014
Revenues
License	$39,577	$35,702
Maintenance	59,492	62,499
Services	23,497	22,588
Hosting	110,251	100,684

Total revenues	232,817	221,473

Operating expenses
Cost of license (1)	6,109	5,736
Cost of maintenance, services and hosting (1)	113,013	107,887
Research and development	37,091	37,456
Selling and marketing	28,911	27,909
General and administrative	21,575	25,116
Depreciation and amortization	19,693	17,078

Total operating expenses	226,392	221,182

Operating income	6,425	291

Other income (expense)
Interest expense	(10,941)	(9,175)
Interest income	102	199
Other, net	3,722	(1,057)

Total other income (expense)	(7,117)	(10,033)

Loss before income taxes	(692)	(9,742)
Income tax expense (benefit)	(530)	(3,967)

Net loss	$(162)	$(5,775)

Loss per common share
Basic	$0.00	$(0.05)
Diluted	$0.00	$(0.05)

Weighted average common shares outstanding
Basic	115,855	115,232
Diluted	115,855	115,232

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance, services and hosting fees excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(162)	$(5,775)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	5,331	5,324
Amortization	18,281	15,282
Amortization of deferred debt issuance costs	1,628	1,348
Deferred income taxes	(4,713)	(11,277)
Stock-based compensation expense	3,936	4,772
Excess tax benefit of stock options exercised	(3,395)	(4,070)
Other	855	(63)
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	42,422	(3,123)
Accounts payable	(3,630)	(1,480)
Accrued employee compensation	(1,951)	(3,580)
Current income taxes	2,198	6,166
Deferred revenue	184	26,896
Other current and noncurrent assets and liabilities	(11,817)	(15,163)

Net cash flows from operating activities	49,167	15,257

Cash flows from investing activities:
Purchases of property and equipment	(9,138)	(4,228)
Purchases of software and distribution rights	(3,359)	(3,580)
Other	(2,000)	—

Net cash flows from investing activities	(14,497)	(7,808)

Cash flows from financing activities:
Proceeds from issuance of common stock	751	652
Proceeds from exercises of stock options	6,918	2,887
Excess tax benefit of stock options exercised	3,395	4,070
Repurchases of common stock	—	(70,000)
Repurchase of restricted stock and performance shares for tax withholdings	(4,019)	(4,503)
Proceeds from revolving credit facility	29,000	40,000
Repayment of revolving credit facility	(51,000)	(8,000)
Repayment of term portion of credit agreement	(19,853)	(8,871)
Payments on other debt and capital leases	(2,829)	(382)
Payment for debt issuance costs	—	(163)

Net cash flows from financing activities	(37,637)	(44,310)

Effect of exchange rate fluctuations on cash	(5,875)	738

Net decrease in cash and cash equivalents	(8,842)	(36,123)
Cash and cash equivalents, beginning of period	77,301	95,059

Cash and cash equivalents, end of period	$68,459	$58,936

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE THREE MONTHS ENDED March 31,
	2015		2015	2014		2014
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff
Total revenues (2)	$232,817	$229	$233,046	$221,473	$587	$222,060	$10,986	5%
Total expenses (3)	226,392	(2,929)	223,463	221,182	(5,739)	215,443	8,020	4%
Operating income	6,425	3,158	9,583	291	6,326	6,617	2,966	45%
Income (Loss) before income taxes	(692)	3,158	2,466	(9,742)	6,326	(3,416)	5,882	-172%
Income tax expense (benefit) (4)	(530)	1,105	575	(3,967)	2,214	(1,753)	2,328	-133%

Net income (loss)	$(162)	$2,053	$1,891	$(5,775)	$4,112	$(1,663)	$3,554	-214%

Depreciation	5,331	—	5,331	5,324	—	5,324	7	0%
Amortization - acquisition related intangibles	5,843	—	5,843	6,538	—	6,538	(695)	-11%
Amortization - acquisition related software	6,368	—	6,368	5,107	—	5,107	1,261	25%
Amortization - other	6,070	—	6,070	3,637	—	3,637	2,433	67%
Stock-based compensation	3,936	—	3,936	4,772	—	4,772	(836)	-18%

Adjusted EBITDA	$33,973	$3,158	$37,131	$25,669	$6,326	$31,995	$5,136	16%

Earnings per share information (5)
Weighted average shares outstanding
Basic	115,855	116,054	116,054	115,232	115,232	115,232
Diluted	115,855	117,596	117,596	115,232	115,232	115,232

Earnings per share
Basic	$—	$0.02	$0.02	$(0.05)	$0.04	$(0.01)	$0.03
Diluted	$—	$0.02	$0.02	$(0.05)	$0.04	$(0.01)	$0.03

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for ORCC deferred revenue that would have been recognized in the normal course of business but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related expenses, including, $1.7 million for employee related actions, $0.7 million for data center moves, and $0.5 million for technology costs and other fees in 2015. Expense for significant transaction related expenses incurred in 2014 consisted of $2.0 million for employee related actions, $2.0 million for data center moves, and $1.7 million for professional and other fees.
(4)	Adjustments tax effected at 35%.
(5)	All shares and per share amounts have been retroactively adjusted to reflect the July 10, 2014 three-for-one stock split for all periods presented. Adjusted and non-GAAP weighted average share amounts are adjusted to assume net income.

	Quarter Ended
	March 31,
Reconciliation of Operating Free Cash Flow (millions)	2015	2014
Net cash provided by operating activities	$49.2	$15.3
Payments associated with acquired opening balance sheet liabilities	0.1	4.1
Net after-tax payments associated with employee-related actions (4)	1.3	1.2
Net after-tax payments associated with lease terminations (4)	—	0.4
Net after-tax payments associated with significant transaction related expenses (4)	0.8	1.8
Less capital expenditures	(12.5)	(7.8)

Operating Free Cash Flow	$38.9	$15.0